Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-205481 and 333-211147) of The Kraft Heinz Company of our report dated February 19, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in the composition of reportable segments described in Notes 4, 5 and 15 to the consolidated financial statements, as to which the date is August 10, 2015, and to the effects of the inclusion of guarantee information discussed in Note 17 to the consolidated financial statements, as to which the date is July 7, 2016, relating to the financial statements and financial statement schedule of Kraft Foods Group, Inc., which appears in The Kraft Heinz Company’s Current Report on Form 8-K dated July 7, 2016.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
July 7, 2016